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                     February 16, 2023

       David YL Leung
       Chief Executive Officer
       Euro Tech Holdings Company Limited
       Unit D, 18/F
       Gee Chang Hong Centre
       65 Wong Chuk Hang Road
       Hong Kong

                                                        Re: Euro Tech Holdings
Company Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed May 16, 2022
                                                            File No. 000-22113

       Dear David YL Leung:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services